Exhibit 10.19
R.H. DONNELLEY CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
     RESTRICTED STOCK UNITS AGREEMENT (this “RSU Agreement”) made as of the date specified on Annex A attached hereto (the “Grant Date”), between R.H. Donnelley Corporation, a Delaware corporation (the “Company”), and the undersigned individual (“you” or “Participant”), pursuant to the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (as may be amended from time to time, the “2005 Plan”), a copy of which you may access electronically on the RHD Intranet under “Human Resources.” Unless otherwise defined herein, the terms defined in the 2005 Plan shall have the same defined meanings in this RSU Agreement.
     In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the validity and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree as follows:
     1. Grant of Restricted Stock Units. The Company hereby grants to the Participant an award of Restricted Stock Units (“RSUs”) in the number specified on Annex A. Each RSU represents a forfeitable right to receive one share of the Company’s Common Stock, par value $1.00 per share (a “Share”), at a specified future date, if the terms and conditions of the 2005 Plan and this RSU Agreement have been met. RSUs are granted under Section 6(e) of the 2005 Plan, are in all respects limited and conditioned as hereinafter provided, and are subject to the terms and conditions of the 2005 Plan, which terms and conditions are and automatically shall be incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any terms of this RSU Agreement. RSUs are Non-409A Awards as specified in the 2005 Plan, except that RSUs as to which the Participant would qualify for Retirement in a year before the stated vesting date specified in Section 3 shall be deemed 409A Awards as specified in the 2005 Plan.
     2. Account for Employee. The Company shall maintain a bookkeeping account for Participant (the “Account”) reflecting the number of RSUs then credited to Participant hereunder as a result of the grant of RSUs and any crediting of additional RSUs to Participant pursuant to payments equivalent to dividends paid on Shares under Section 6 hereof (“Dividend Equivalents”).
     3. Vesting of RSUs. The RSUs will become vested at the stated vesting date(s) as specified on Annex A. For purposes of this RSU Agreement, “vested” and “vesting” means that the RSUs will not be forfeited upon a voluntary Termination (as defined below) of employment by the Participant, and will be subject to settlement in accordance with Section 5. RSUs remain subject to forfeiture, however, as provided under Section 7(b). Vesting may occur at times earlier than the applicable stated vesting date(s) under this Section 3, as provided under Sections 4 and 9.
     4. Termination of Employment.
     (a) Termination by Death, Disability or Retirement. If the Participant’s employment Terminates (as defined below) by reason of death, Disability (as defined below) or Retirement (as defined below), the RSUs shall immediately become vested.

     (b) Effect of Other Termination. Unless otherwise determined by the Committee, if the Participant’s employment Terminates for any reason, other than death, Disability or Retirement, RSUs not yet vested at the date of such Termination shall be forfeited.
     (c) Definitions. The term “Disability” shall have the meaning defined for such term in the long-term disability plan of the Company, as in effect at the Grant Date, and the term “Retirement” shall mean Participant’s Termination after attaining (i) age 55 years with 10 years of service with the Company or any of its subsidiaries or affiliates or (ii) age 65 years without regard to years of such service. “Termination” (and “Terminates” and similar terms) means Participant’s “separation from service” from the Company and its subsidiaries and affiliates within the meaning of Proposed Treasury Regulation § 1.409A-1(h) and any successor regulation.
     (d) Effect of Forfeiture. Once RSUs are forfeited (including under Section 7(b)), no subsequent event will result in vesting or settlement of the forfeited RSUs.
     5. Settlement.
     (a) Time of Settlement of RSUs. RSUs, if not previously settled or forfeited, will be settled promptly at the earliest of the following times:
(i)	The stated vesting date of the RSUs applicable under Section 3. (This applies both to RSUs that become vested at the stated vesting date and RSUs that became vested earlier upon the Participant’s Retirement).

(ii)	In the event of Participant’s death or the Participant’s Termination due to Disability, at the time of such event.

(iii)	In the event of a Change in Control, at the time of such Change in Control, except that such settlement will apply to RSUs as to which the Participant has qualified for Retirement or would qualify for Retirement before the stated vesting date only if the Change in Control constitutes “a change in ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” under Section 409A(a)(2)(A)(v) of the Internal Revenue Code (the “Code”). (RSUs that are not settled upon a Change in Control will be settled at the applicable time under (i) or (ii) above.)
RSUs to be settled under (i) and (ii) above will be settled within 60 days after the date or event triggering settlement, except that in case of death settlement will occur within the short-term deferral period permitted under Proposed Treasury Regulation § 1.409A-1(b)(4). RSUs will be settled under (iii) above at the time of the Change in Control.
     (b) Form of Settlement of RSUs. RSUs will be settleable by delivery of one Share for each RSU then being settled, together with Dividend Equivalents, if any, payable in cash under Section 6(a)(i). The Company may determine whether or not to credit fractional RSUs in connection with Dividend Equivalents or adjustments; if fractional RSUs are credited, they will be settled in cash unless otherwise determined by the Company.
     6. Dividend Equivalents.

     (a) Crediting and Payment of Dividend Equivalents. Dividend Equivalents will be credited and paid on the RSUs as follows:
(i)	Ordinary Cash Dividends. If the Company declares and pays a dividend on Shares in the form of an ordinary cash dividend, dividend equivalents will not be immediately credited or paid to the Participant, but the aggregate amount of such dividends that would have been paid or payable had the RSUs to be settled instead been outstanding Shares at each record date occurring since the initial grant or crediting of such RSUs will be paid as an additional cash payment (without interest) at the time of such settlement.

(ii)	Share Dividends and Splits. If the Company declares and pays a dividend on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional RSUs shall be credited to the Participant as of the payment date for such dividend or forward share split equal to (A) the number of RSUs credited to the Participant as of the record date for such dividend or split multiplied by (B) the number of additional Shares actually paid as a dividend or issued in such split in respect of each then outstanding Share.

(iii)	Other Dividends and Distributions. If the Company declares and pays a dividend or distribution on Shares that is an extraordinary cash dividend or in the form of property other than additional Shares, then a number of additional RSUs shall be credited to the Participant as of the payment date for such dividend or distribution equal to (A) the number of RSUs credited to the Participant as of the record date for such dividend or distribution multiplied by (B) the amount of cash plus the fair market value of any such property paid as a dividend or distribution on each Share at such payment date, divided by (C) the Fair Market Value of a Share at such dividend payment date.
     (b) Adjustments. The number of RSUs credited to Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participant’s rights with respect to RSUs or to reflect any changes in the number of outstanding Shares resulting from any event referred to in Section 12(c) of the 2005 Plan, taking into account any RSUs credited to Participant in connection with such event under Section 6(a) hereof.
     (c) Vesting and Settlement of RSUs Resulting from Dividend Equivalents and Adjustments. RSUs which directly or indirectly result from Dividend Equivalents on or adjustments to an RSU granted hereunder shall be subject to the same vesting terms (risk of forfeiture) as apply to the granted RSU and will be settled at the same time as the granted RSU.
     7. Non-Transferability of RSUs; Additional Forfeiture Conditions.
     (a) Limitations on Transferability. RSUs and the Participant’s rights under this RSU Agreement shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party (other than the Company or its subsidiary or affiliate), or assigned or transferred by the Participant, other than by will or the laws of descent and distribution or to a Beneficiary upon the death of the Participant, designated in accordance with Section 12(b) of the 2005 Plan. A Beneficiary, transferee or other person claiming any rights under the 2005 Plan from or through the Participant shall be subject to all terms and conditions of the 2005 Plan and this RSU Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
     (b) Additional Forfeiture Conditions. RSUs together with any Shares distributed in settlement of RSUs and any Award Gain (as defined in Section 11(a) of the 2005 Plan) realized in connection with the RSUs are subject to forfeiture under certain circumstances, in accordance with Section 11 of the 2005 Plan.
     8. Employee Representations and Warranties Upon Settlement. As a condition to the settlement of the RSUs, the Company may require Participant to make any representation or warranty to the Company as may be required under any applicable law or regulation, as reasonably determined by the Company.
     9. Change in Control. Upon a Change in Control (as defined in the 2005 Plan but subject to the limitations set forth in this Section 9), the RSUs shall become fully vested and shall be settled in accordance with Section 10 of the 2005 Plan; provided, however, that, for purposes of this RSU Agreement, the transactions contemplated under the Agreement and Plan of Merger entered into as of October 3, 2005, by and among the Company, Dex Media, Inc., and Forward Acquisition Corp., including the merger and any holdings of Shares and changes in the composition of the Board of Directors of the Company resulting from the merger, shall not constitute a Change in Control (under all parts of the definition of “Change in Control”) as defined in Section 10(c) of the 2005 Plan.
     10. No Guarantee of Continued Employment or Other Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF RSUs PURSUANT TO SECTION 4 IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RSUs OR ACQUIRING SHARES IN SETTLEMENT OF THE RSUs HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS RSU AGREEMENT AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT TO TERMINATE OR THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT AT ANY TIME, WITH OR WITHOUT CAUSE.
     11. Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any payment to the Participant relating to the RSUs, including from a distribution of Shares, or any payroll or other payment to the Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving this RSU, and to take such other action as the Committee may deem advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the RSUs. Accordingly, at the time of settlement of RSUs, the Company will withhold from any Shares deliverable in settlement of the RSUs, in accordance with Section 12(d)(i) of the Plan, the number of Shares having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities; provided, however, that the Committee may determine at any time that no Shares will be withheld hereunder, and provided further that Shares will not be withheld hereunder if and to the extent that the Participant has made arrangements with the Company at least 90 days before the date of settlement of the RSUs to pay withholding taxes in some other way, and such arrangements are satisfactory to the Company. Participant will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting or settlement of RSUs.
     12. Miscellaneous Provisions.
     (a) Governing Law. The validity, construction and effect of this RSU Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law, and applicable provisions of federal law.
     (b) Entire Agreement. The 2005 Plan and this RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this RSU Agreement must be in writing signed by the Company (oral statements by any person cannot modify this RSU Agreement). Decisions of the Committee with respect to the administration and interpretation of the 2005 Plan and this RSU Agreement shall be final, conclusive and binding on all persons interested therein.
     (c) No Rights as Stockholder Prior to Settlement. Prior to the delivery of the Shares in settlement of the RSUs, Participant shall not have any rights of a stockholder with respect to the RSUs or the Shares potentially deliverable in settlement of this RSU.
     (d) Unfunded Award. The grant of the RSUs and any provision for distribution of Shares in settlement of Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant’s entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.
     (e) Compliance with Code Section 409A. To the extent that that RSUs (or a portion thereof) constitute 409A Awards, settlement of such RSUs may not be accelerated in the discretion of the Company (except to the extent permitted under Proposed Treasury Regulation § 1.409A-3(h)(1) and (2)). Other provisions of this RSU Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, (i) if the timing of any distribution in settlement of RSUs would result in Participant’s constructive receipt of income relating to the RSUs prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt; (ii) in furtherance of (i), any distribution of RSUs deemed to be 409A Awards the timing of which is tied to a termination of employment will occur not earlier until six months after separation from service if the Participant is a “Specified Employee” within the meaning of Code Section 409A(a)(2)(B)(i), if the Participant otherwise would be subject to constructive receipt of income relating to the RSUs prior to such distribution; and (iii) any rights of Participant or retained authority of the Company with respect to RSUs hereunder shall be automatically modified and limited to the extent necessary so that Participant will not be deemed to be in constructive receipt of income relating to the RSUs prior to the distribution and so that Participant shall not be subject to any penalty under Section 409A.
     IN WITNESS WHEREOF, the Company has caused this RSU Agreement to be duly executed by its duly authorized officers and the Participant has executed this RSU Agreement, each on Annex A, as of the Grant Date.

ANNEX A
<<First>> << Middle>> << Last>>
<<Address 1>>
<<Address 2>>
<<Address 3>>
<<City>>, <<State>> <<ZIP>>
Soc. Sec./Tax ID No.: <<SSN>>
Grant Date: xx/xx/2006
Number of RSUs Granted: <<RSUs>>
Vesting Schedule: [100% on the third anniversary of the Grant Date] [Three equal annual installments on the first three anniversaries of the Grant Date.]

Number of Shares Vesting	Vest Date
<<Shares>>	<<Date>>

R.H. Donnelley Corporation

By:	/s/ Amy W. Clark

Name: Amy W. Clark
Title: Assistant Vice President — Compensation

ACCEPTED AND AGREED TO:

<<First>> <<Middle>> <<Last>>

Electronic Signature